SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                            Digital Power Corporation
                            -------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                   253862 10 6
                                   -----------
                                 (CUSIP Number)

                                 January 1, 2003
                                 ---------------
              (Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                     Page 2 of 6
CUSIP No.  253862 10 6
           -----------

1.       NAME OF REPORTING PERSON                      DIGITAL POWER CORPORATION
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       a [X]
                                                                       b [ ]

 3.      SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                         5.       SOLE VOTING POWER

          NUMBER OF                               535,500
           SHARES                        ---------------------------------------
         BENEFICIALLY                    6.       SHARED VOTING POWER
            OWNED
           BY EACH                                0
          REPORTING                      ---------------------------------------
         PERSON WITH                     7.       SOLE DISPOSITIVE POWER

                                                  535,500
                                         ---------------------------------------
                                         8.       SHARED DISPOSITIVE POWER

                                                  0
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         535,500

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.6%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME AND ADDRESS OF ISSUER

     (a)      Digital Power Corporation

     (b)      41920 Christy Street
              Fremont, CA  94538-3158

ITEM 2. NAME, ADDRESS AND CITIZENSHIP OF PERSON FILING; CLASS OF SECURITIES AND CUSIP NUMBER

     (a)      Robert O. Smith

     (b)      41920 Christy Street
              Fremont, CA  94538-3158

     (c)      U.S.A.

     (d)      Common Stock

     (e)      253862 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)      [ ]      Broker or Dealer registered under Section 15 of the Act

(b)      [ ]      Bank is defined in Section 3(a)(6) of the Act

(c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the Act

(d)      [ ]      Investment  Company  registered  under   Section  8   of   the
                  Investment Company Act

(e)      [ ]      Investment  Adviser  registered  under  Section  203  of   the
                  Investment Advisers Act of 1940

(f)      [ ]      Employee  Benefit  Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income  Security  Act of
                  1974 or Endowment Fund; seess.240.13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent  Holding Company, in accordance withss.240.13d-1(b)(ii)
                  (G) (Note: See Item 7)

(h)      [ ]      Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

(i)      [ ]      A  church  plan  that  is  excluded  from the definition of an investment  company  under  section 3(c)(14) of the Investment
                  Company Act of 1940.

(j)      [ ]      Group, in accordance withss.240.13d-1(b)(1)(ii)J).

ITEM 4.  OWNERSHIP

     (a)      Amount Beneficially Owned          535,500(1)

     (b)      Percent of Class:                  10.6%(1)

     (c)      Number of shares as to which the person has:

              (i)   sole power to vote or to direct the vote:         535,500(1)
              (ii)  shared power to vote or to direct the vote:             0
              (iii) sole power to dispose or to direct the
                    disposition of:                                   535,500(1)
              (iv)  shared power to dispose or to direct the
                    disposition of:                                         0

(1)  Options to purchase 535,500 shares of Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  1/1/03                                    /S/ ROBERT O. SMITH
                                                 -------------------------------
                                                 Robert O. Smith